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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SP PLUS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2015

SP PLUS CORPORATION

SP PLUS CORPORATION
200 E. Randolph Street, Suite 7700
Chicago Illinois 60601-7702

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 21, 2015
Time:	2:30 p.m., local time
Place:	Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois 60601
Proposals:	1.	To elect nine directors, with the following being the Board's nominees:
G Marc Baumann
Karen M. Garrison
Paul Halpern
Robert S. Roath
Wyman T. Roberts
Douglas R. Waggoner
Jonathan P. Ward
James A. Wilhelm
Gordon H. Woodward
	2.	To consider an advisory vote on compensation of our named executive officers; and
	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.
Record Date:	March 2, 2015
Voting Methods:	Telephone
Internet
Written ballot—Complete and return proxy card in the mail
In person—Attend and vote at the meeting

        Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of directors knows of no other proposals or matters to be presented.

        The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the meeting.

        Only stockholders of record at the close of business on March 2, 2015 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the Board of Directors:

Robert N. Sacks,
Executive Vice President, General Counsel and Secretary
Chicago, April 2, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholders
Meeting to be Held on April 21, 2015

        The Proxy Statement and annual report to stockholders are available at http://www.cstproxy.com/spplus/2015.

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

SP PLUS CORPORATION
200 E Randolph Street, Suite 7700
Chicago Illinois 60601-7702

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        We are one of the leading providers of parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients in the United States, Puerto Rico and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, which include facility maintenance, security services, training, scheduling and supervising all service personnel as well as providing customer service, marketing, and accounting and revenue control functions necessary to facilitate the operation of our clients' facilities. We also provide a range of ancillary services such as airport shuttle operations, valet services, taxi and livery dispatch services and municipal meter revenue collection and enforcement services. As of December 31, 2014, we managed approximately 4,200 parking facility locations containing approximately 2.0 million parking spaces in approximately 411 cities, operated 44 parking-related service centers serving 71 airports, operated a fleet of approximately 770 shuttle buses carrying approximately 41.0 million passengers per year, operated 338 valet locations and employed a professional staff of approximately 24,000 people.

        On October 2, 2012, we completed our acquisition (the "Central Merger") of Central Parking Corporation ("Central") for 6,161,332 shares of our common stock and the assumption of $217.7 million of Central's debt net of cash acquired. Additionally, Central's former stockholders will be entitled to receive $27.0 million to be paid three years after closing, to the extent the $27.0 million is not used to satisfy seller indemnity obligations pursuant to the Agreement and Plan of Merger dated February 28, 2012.

        A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2014, accompanies this Proxy Statement and has been posted on the Internet with this Proxy Statement.

        Our main website address is www.spplus.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the "SEC"). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Senior Executive Officer Stock Ownership Guidelines, Governance Guidelines for the Board of Directors, Code of Business Conduct, Code of Ethics for Certain Executives, Related-Party Transaction Approval Policy, Whistleblower Policy and the charters of each of the Board's committees. We do not intend for information made available through our website to be part of this Proxy Statement.

        You also may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that web site is www.sec.gov.

        We use the terms "SP Plus," "our company," "we," "our" and "us" in this Proxy Statement to refer to SP Plus Corporation and its consolidated subsidiaries, unless the context otherwise requires.

Why am I receiving these materials?

        Our board of directors (the "Board") is soliciting your proxy for use at the 2015 Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 21, 2015. Under rules adopted by the SEC, we are now furnishing proxy materials on the Internet at http://www.cstproxy.com/spplus/2015 in addition to mailing paper copies of the materials. These proxy materials are first being mailed and made available via the Internet on or about April 2, 2015, to holders of our common stock, par value $0.001 per share, of record at the close of business on March 2, 2015 (the "Record Date").

When is the annual meeting?

        We will hold the Annual Meeting on April 21, 2015 at 2:30 p.m., local time, subject to any adjournments or postponements.

Where will the Annual Meeting be held?

        The Annual Meeting will be held at Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois 60601.

What is included in these materials?

        These materials include:

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  This Proxy Statement for the Annual Meeting;

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  A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2014, as filed with the Securities Exchange Commission (the "SEC") on March 6, 2015 (the "Annual Report"); and

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  A proxy card and vote instruction form for the Annual Meeting.

        Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at SP Plus Corporation, Investor Relations, 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702, or by email at investor_relations@spplus.com.

Where can I find the 2014 audited financial statements for SP Plus?

        The financial statements for our year ended December 31, 2014 are included in our Annual Report, which is available at www.cstproxy.com/spplus/2015 together with this Proxy Statement. You may also access these materials through our main website at www.spplus.com.

What items will be voted on at the Annual Meeting?

        Stockholders will vote on three items at the Annual Meeting:

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  The election to our Board of the nine nominees named in this Proxy Statement (Proposal No. 1);

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  A non-binding advisory resolution to approve executive compensation (Proposal No. 2); and

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  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 3).

What are the Board's voting recommendations?

        The Board recommends that you vote your shares:

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  "FOR" each of the nominees to the Board (Proposal No. 1);

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  "FOR" the approval of the non-binding advisory resolution approving our executive compensation (Proposal No. 2); and

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  "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 3).

Where are our principal executive offices located and what is our main telephone number?

        Our headquarters is located at 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@spplus.com.

What is our company's fiscal year?

        Our fiscal year is the calendar year beginning on January 1 and ending on December 31.

Who may vote at the Annual Meeting?

        Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on March 2, 2015 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 22,127,725 shares of our common stock outstanding, held by 2,880 holders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        Stockholder of Record.    If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares of our common stock.

        Beneficial Owners.    If shares of our common stock are held by a broker, bank or other institution, serving as nominee, on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in "street name"). If you are a beneficial owner but not a stockholder of record, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares using the voting methods which the broker or other nominee offers as options.

If I am a stockholder of record of the Company's shares, how do I vote?

        Our stockholders may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

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  By Telephone—by calling the toll free telephone number (866) 894-0537;

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  By Internet—by visiting www.cstproxyvote.com and following the on-screen instructions; or

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  By Mail—by marking, signing and dating your proxy card and returning it to us in the envelope provided.

        In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive the mailed proxy card prior to the start of the Annual Meeting. Additionally, telephone and Internet voting for stockholders will close at 7:00 p.m., Eastern Time, on April 20, 2015.

        If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the Annual Meeting as you direct in the proxy. However, if you submit a proxy that does not indicate how you wish to vote with respect to the proposals, your shares will be voted as our Board recommends with respect to those proposals and in the proxy's discretion with respect to any other matter that may properly be considered at the Annual Meeting.

What is the quorum requirement for the Annual Meeting?

        A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

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  Are entitled to vote and you are present at the Annual Meeting; or

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  Have properly voted on the Internet, by telephone or by submitting a proxy card form by mail.

        If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

        All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you:

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  Indicated when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

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  Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Robert N. Sacks and Jerome L. Pate, and each of them, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

Which ballot measures are considered "routine" or "non-routine"?

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

        The election of directors (Proposal No. 1) and the non-binding advisory resolution approving our executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1 and No. 2.

What is the voting requirement to approve each of the proposals?

        With respect to the election of directors (Proposal No. 1), our bylaws currently provide for a plurality voting standard. Accordingly, under the plurality voting standard, the nine nominees receiving the highest number of affirmative votes will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to approve, by non-binding vote, executive compensation (Proposal No. 2). Although the advisory vote on Proposal No. 2 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation.

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to ratify the accounting firm (Proposal No. 3).

How are broker non-votes and abstentions treated?

        Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only "FOR" and "AGAINST" votes are counted for purposes of determining the votes received in connection with each proposal.

Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our General Counsel at 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702, a written notice of revocation prior to the Annual Meeting.

As a stockholder do I have dissenters' or appraisal rights if I object to any of the proposals?

        No. Our existing stockholders do not have rights of appraisal or similar rights of dissenters with respect to any of the proposals.

Who will serve as the inspector of election?

        Morrow & Co., LLC, our proxy solicitor, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parities, except:

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  As necessary to meet applicable legal requirements;

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  To allow for the tabulation and certification of votes; and

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  To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

        We are paying the costs of the solicitation of proxies. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the Annual Meeting and will pay Morrow & Co., LLC an estimated fee of $6,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, Connecticut 06902.

        We must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

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  Forwarding the Notice to beneficial owners;

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  Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

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  Obtaining beneficial owners' voting instructions.

        In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without any additional compensation, may solicit proxies on our behalf.

How can I attend the Annual Meeting?

        Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. You must present valid identification containing a photograph, such as a driver's license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the record date prior to being admitted to the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2016 annual meeting of stockholders?

        Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials.    Stockholder proposals to be considered for inclusion in this Proxy Statement and form of proxy relating to the 2016 annual meeting of stockholders must be received no later than December 3, 2015. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), which lists requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company's General Counsel by mail at 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702.

        Requirements for Stockholder Proposals to Be Brought Before the 2016 Annual Meeting of Stockholders and Director Nominations.    Notice of any proposal that a stockholder intends to present at the 2016 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, as well as any director nominations, must be delivered to the Company's General Counsel by mail at 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702, not earlier than the close of business on November 23, 2015 and not later than the close of business on December 23, 2015. In addition, the notice must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2016 annual meeting of stockholders.

 PROPOSAL NO. 1: ELECTION OF DIRECTORS

        The first proposal scheduled to be voted on at the Annual Meeting is the election of nine directors. Our Board currently consists of nine members who are elected annually. On March 10, 2015, the Board set the number of directors to be elected at our 2015 Annual Meeting at nine. The Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, G Marc Baumann, Karen M. Garrison, Paul Halpern, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner, Jonathan P. Ward, James A. Wilhelm and Gordon H. Woodward to serve as our directors. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
THE BOARD'S NINE NOMINEES.

        If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD MATTERS

Nominees for Director

        On March 10, 2015, the Board fixed the number of directors to be elected at our 2015 Annual Meeting at nine.

        In evaluating these director nominees, the Nominating & Corporate Governance Committee has assessed the contribution that the nominee's skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each nominee brings decades of leadership experience and an understanding of finance to our company.

        The biographies of our nine director nominees as of March 1, 2015 are set forth below.

G Marc Baumann Age: 59	Mr. Baumann has served as our President since March 2014 and as Chief Executive Officer and a director since January 1, 2015. Mr. Baumann served as our Chief Operating Officer from March 2014 through December 2014, Chief Financial Officer and Treasurer from October 2000 to March 2014, President of Urban Operations from October 2012 to March 2014, and Executive Vice President from October 2000 to October 2012. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Baumann's experience in the parking management industry is a particularly important attribute for a director of our company. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.
Karen M. Garrison Age: 66 Board Committees: Audit, Compensation, Executive, Nominating & Corporate Governance (Chair)

Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes and its subsidiary, the Dictaphone Corporation, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the corporate governance committee and chair of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare Corporation and is a member of Tenet's audit and executive committees and chair of its nominating and corporate governance committee. Ms. Garrison is also chair of the board of advisors of the Unger Enterprises, Inc. and a member of its finance committee. In addition to the qualifications described in the introductory paragraph, our Board believes that Ms. Garrison's experience in the service industry is a particularly important attribute for a director of our company. She received her B.S. degree in Accounting from Rollins College and her M.B.A. degree from the Florida Institute of Technology.

Paul Halpern Age: 53 Board Committee: Audit

Mr. Halpern became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He is currently the chief investment officer of Versa Capital Management, LLC, a private investment firm based in Philadelphia and an affiliate of certain of company stockholders. Mr. Halpern has served Versa Capital Management, LLC and its predecessors in various capacities since 1995, including as a member of Versa Capital Management, LLC's investment and management committees. Prior to joining Versa Capital Management LLC, Mr. Halpern was the executive vice president, general counsel and secretary of Consolidated Vision Group. Mr. Halpern is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Halpern's legal expertise and experience as a director of a large parking management company are particularly important attributes for a director of our company. Mr. Halpern earned his B.A. from Reed College and his J.D. from Stanford Law School.

Robert S. Roath Age: 72 Board Committees: Audit (Chair), Compensation (Chair), Executive, Nominating & Corporate Governance

Mr. Roath has served as a director since June 2004, the Chair of our compensation committee since April 2010 and as Chair of the audit committee since January 1, 2015. Mr. Roath served as Chairman of the Board from October 2009 through December 31, 2014. He was chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, from May 1997 to October 2013. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital, Inc. since May 1997 and is a member of the executive committee and the finance committee. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Roath's experience in strategy and finance is a particularly important attribute for a director of our company. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Wyman T. Roberts Age: 55

Wyman T. Roberts currently serves as president and chief executive officer of Brinker International, Inc., a position he has held since January 2013. Mr. Roberts also serves as a director of Brinker, a position he has held since February 2013. Mr. Roberts also currently serves as president of Chili's Grill & Bar, a position he has held since November 2009. He served as senior vice president of Brinker and Maggiano's Little Italy president from August 2005 to November 2009, and also served as Brinker's, Maggiano's and Chili's chief marketing officer from March 2009 to November 2009. He served as executive vice president and chief marketing officer for NBC's Universal Parks & Resorts from December 2000 until August 2005. From 1994 to December 2000, Mr. Roberts was employed by Darden Restaurants, Inc., where he most recently served as executive vice president, marketing. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Roberts' understanding of technology-based marketing and experience managing a large workforce are particularly important attributes for a director of our company. Mr. Roberts has a Bachelor's degree in Finance and an MBA from Brigham Young University.

Douglas R. Waggoner Age: 55

Douglas R. Waggoner has served as chief executive officer of Echo Global Logistics, Inc., a provider of a wide range of transportation and logistics services, since December 2006, and he has been a board member of that company since February 2008. Prior to joining Echo, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as chief executive officer of USF Bestway, and from January 2002 to April 2004 he served as senior vice president of strategic marketing for USF Corporation. Mr. Waggoner served as president and chief operating officer of Daylight Transport from April 1999 to January 2002, executive vice president from October 1998 to April 1999, and chief information officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before becoming vice president of customer service. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Waggoner's software development experience and leadership in the transportation and logistics industry are particularly important attributes for a director of our company. Mr. Waggoner holds a Bachelor's degree in Economics from San Diego State University.

Jonathan P. Ward Age: 60 Board Committee: Compensation

Mr. Ward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from July 2009 through September 2012. He has served as an operating partner of Kohlberg & Co., LLC, a private investment firm, since July 2009. From November 2006 to June 2009, Mr. Ward served as a managing director and chairman of the Chicago office of Lazard Frères & Co. Previously, Mr. Ward served as the president, chief executive officer and chairman of The ServiceMaster Company from 2001 to 2006. From 1997 to January 2001, Mr. Ward was president and chief operating officer of R.R. Donnelley & Sons Company. Mr. Ward was elected to the board of directors of Sara Lee Corporation in 2005, and then The Hillshire Brands Company until it was acquired in August 2014. He also has served as a director of KAR Auction Services, Inc. from December 2009 to June 2014. Mr. Ward has served as a director of Hub Group, Inc. since January 2012 and is a member of the audit committee, compensation committee and nominating and corporate governance committee. He also is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Ward's experience in various service industries and his public company board experience are particularly important attributes for a director of our company. Mr. Ward earned his B.S. in Chemical Engineering from the University of New Hampshire and has completed the Harvard Business School Advanced Management Program.

James A. Wilhelm Age: 61 Chairman of the Board Committee: Executive

Mr. Wilhelm has served as a director since October 2001 and as Chairman of the Board since January 1, 2015. He served as our President from September 2000 to March 2014 and as our Chief Executive Officer from October 2001 to December 31, 2014. Mr. Wilhelm served as Executive Vice President—Operations from March 1998 to September 1999, and he served as our Senior Executive Vice President and Chief Operations Officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of SP Plus Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Wilhelm's experience in the parking management industry is a particularly important attribute for a director of our company. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Gordon H. Woodward Age: 46 Committee: Nominating & Corporate Governance

Mr. Woodward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He has been the chief investment officer of Kohlberg & Co., LLC, a private investment firm, since 2010, and has served Kohlberg & Co., LLC in various other capacities since 1996. Prior to joining Kohlberg & Co., LLC, Mr. Woodward was with James D. Wolfensohn Incorporated. Mr. Woodward also serves as a director of BioScrip, Inc. since March 2010 and is a member of the audit committee and the corporate strategy committee. He is also a director of various privately held companies. In addition to the qualifications described in the introductory paragraph, our Board believes that Mr. Woodward's financial expertise and extensive experience as a director are particularly important attributes for a director of our company. Mr. Woodward received his A.B. from Harvard College.

Outgoing Directors

        Two of our current directors are not standing for re-election: Charles L. Biggs, 74, who has served as a director since June 2004, and Myron C. Warshauer, 75, who has served as a director since April 2013. The Company and the Board express their deepest gratitude to Messrs. Biggs and Warshauer for their years of dedicated service.

Nominations for Director

  Identifying Candidates

        In evaluating candidates for Board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate's skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of our Board.

        The Nominating & Corporate Governance Committee charter provides that this committee should consider candidates for our Board who are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to Board heterogeneity.

        All of our Board's independent director nominees at the Annual Meeting who are not Board Designees, as described below, have been identified with the assistance of a professional search firm specializing in this type of work. Our two new director nominees this year, Wyman T. Roberts and Douglass R. Waggoner, were identified with assistance from the Board of Directors Practice at RSR Partners.

  Board Designees

        As a condition to the closing of the Central Merger, we took actions to increase the size of our Board and appointed three individuals designated (the "Board Designees") by an affiliate of Central on behalf of former stockholders (the "Central Representative") to fill those vacancies. Our Board is contractually required to nominate the Board Designees for election to our Board, to recommend unanimously that our stockholders vote in favor of their election to our Board, and to solicit proxies in favor of the election of the Board Designees.

        Subject to certain conditions, the Central Representative will continue to be entitled to designate the following number of Board Designees:

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  three, so long as the former Central stockholders collectively own greater than or equal to 5,444,678 shares of our common stock;

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  two, so long as the former Central stockholders collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

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  one, so long as the former Central stockholders collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

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  none, if the former Central stockholders collectively own less than 2,177,871 shares of our common stock.

        The Central Representative has designated Paul Halpern, Jonathan P. Ward and Gordon H. Woodward for appointment to our Board. Upon the recommendation of our Nominating & Corporate Governance Committee, our Board appointed Messrs. Halpern, Ward and Woodward to our Board in October 2012 and our stockholders elected them as directors in April 2014 and 2013. Our Board has nominated these Board Designees to continue serving as our directors.

  Stockholder Recommendations

        If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o SP Plus Corporation, 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702, Attention: General Counsel and Secretary.

  Criteria for Board Membership

        The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

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  The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the stockholders;

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  An inquisitive and objective perspective and mature judgment;

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  Sufficient time available to fulfill all Board and committee responsibilities;

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  Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our activities; and

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  Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

        When recommending to the full Board the slate of directors nominated for the election at the annual meeting of stockholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

 OUR CORPORATE GOVERNANCE PRACTICES

General

        Our business is managed by our employees under the direction and oversight of our Board. Except for Mr. Baumann, none of our directors is currently an employee of our company. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

        Our Board has adopted Corporate Governance Guidelines that, along with the charters of the principal Board committees and our Codes of Business Conduct and Ethics, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, our Code of Business Conduct, Code of Ethics and other corporate governance documents may be found on our Investor Relations page at www.spplus.com. Information contained on our website is not part of this Proxy Statement. Our Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

        We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, our Board has adopted a set of Corporate Governance Guidelines to set a framework within which our Board will conduct its business. The Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Committee Responsibilities

        Board committees help our Board run effectively and efficiently, but do not replace the oversight of our Board as a whole. There are currently four principal Board committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating & Corporate Governance Committee. Each committee meets regularly and has a written charter that has been approved by our Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. The Audit Committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Director Independence

        On March 18, 2015, our Board confirmed that a majority of our director nominees—Messrs. Halpern, Roath, Ward and Woodward and Ms. Garrison—have no material relationship with our company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. Our Board determined that Mr. Baumann is not considered independent because he is our President and Chief Executive Officer and Mr. Wilhelm is not considered independent because he was employed by our company for the last three years.

        Our Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are each comprised entirely of independent directors. One of the three members of our Executive Committee, Mr. Wilhelm, is not an independent director.

Board Leadership Structure

        Pursuant to our by-laws, we have appointed a Chairman of the Board to preside at all meetings of the stockholders and of our Board, see that orders and resolutions of our Board are carried into effect and to perform such other duties as our Board from time to time prescribes. In addition, pursuant to our by-laws, we have appointed a Chief Executive Officer who serves as our principal executive officer and, in general, supervises and controls all of our business and affairs, unless otherwise provided by our Board. The positions of Chairman of the Board and the principal executive officer are two different individuals: James A. Wilhelm, a non-independent director, serves as the Chairman of the Board, and G Marc Baumann serves as the Chief Executive Officer. We believe that separate individuals in these two positions promote better corporate governance and more effective oversight of the principal executive officer by our Board.

Board's Role in Risk Oversight

        Our Director of Internal Audit is the officer with primary day-to-day risk oversight responsibility. In addition, this person reports to our Board about our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Although the Audit Committee has a responsibility to discuss the guidelines and policies governing the process by which risk assessment and risk management is undertaken, the full Board has primary responsibility for risk oversight. As changes occur to our company's risk profile, the Director of Internal Audit routinely updates our Board with a description of the particular risk, current risk mitigation efforts and potential risk mitigation efforts. In addition, at least annually our Board determines whether:

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  the risk appetite implicit in our business model, strategy, and execution is appropriate;

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  the expected risks are commensurate with the expected rewards;

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  management has effectively implemented a system to manage, monitor, and mitigate risk, and that system is appropriate given our business model and strategy;

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  our risk management system informs our Board of the major risks facing us;

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  an appropriate culture of risk-awareness exists throughout our organization; and

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  there is recognition that management of risk is essential to the successful execution of our strategy.

Attendance at Annual Meetings

        Absent exigent circumstances, all directors are expected to attend our annual meeting of stockholders. All of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in April 2014, attended this meeting.

Formal Closed Sessions

        At the conclusion of our Audit Committee meetings, the independent directors have the opportunity to meet without our management or our non-independent directors. The Chair of the Audit Committee leads the discussions.

Board Compensation

        The Compensation Committee determines Board compensation. Since 2004, Board compensation has consisted of a mixture of equity compensation and cash compensation. The Compensation Committee reviews Board compensation annually. A more detailed description of current Board compensation can be found under the heading "Director Compensation" below.

Stock Ownership Guidelines

        In March 2011 our Board adopted stock ownership guidelines to better align the interests of our directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our directors are required to achieve ownership of

SP Plus common stock valued at three times their annual retainer paid to directors within three years of joining our Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. The Board Designees have been exempted from this requirement.

        Effective January 2007, in connection with the implementation of the new performance restricted stock plan for our senior executive officers, our Board adopted stock ownership guidelines to align the interest of its key executives with the interest of our stockholders. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the "net" shares they acquire from the exercise of stock options or the vesting of restricted stock or restricted stock units granted under our Long-Term Incentive Plan after January 2007. "Net" shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.

        A more detailed summary of our stock ownership guidelines can be found through our Investor Relations page at www.spplus.com. The ownership levels of our executive officers and directors as of March 2, 2015 are set forth in the section entitled "Security Ownership—Beneficial Ownership of Directors and Executive Officers" below.

Outside Advisors

        Our Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company's expense. Our Board need not obtain management's consent to retain outside advisors. In addition, the principal committees need not obtain either our Board's or management's consent to retain outside advisors.

Transparency

        We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our Investor Relations page at www.spplus.com.

Board Effectiveness and Director Performance Reviews

        It is important that our Board and its committees are performing effectively and in the best interest of the company and our stockholders. Our Board performs an annual self-assessment, led by the Chair of the Nominating & Corporate Governance Committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Chair then follows up on this feedback and takes such further action with directors receiving comments and other directions, as he or she deems appropriate.

Succession Planning

        Our Board recognizes the importance of effective executive leadership to our success, and reviews executive succession planning at least annually. As part of this process, our Board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for members of our executive staff, including the Chief Executive Officer. The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Independent Registered Public Accounting Firm Independence

        We have taken a number of steps to ensure continued independence of our outside independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee, and we limit the use of our independent registered public accounting firm for non-audit services. The fees for services provided by our independent registered public accounting firm in 2014 and 2013 and our policy on pre-approval of non-audit services are described under "Proposal No. 3—Ratification of Independent Registered Public Accounting Firm" below.

Communicating with our Board

        Our Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, SP Plus Corporation, 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702. All appropriate communications and concerns will be forwarded to our Board or our independent directors as a group, as applicable.

Corporate Hotline

        We have established a corporate hotline and an internal web-based reporting application to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern. A copy of our whistleblower policy is set forth on the Investor Relations section of our website.

Conflicts of Interest

        We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect our stockholders and us, we regularly review our Code of Business Conduct, Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executives, and employees. In addition, on an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Related-Party Transaction Policy

        As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, our Board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between our company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics

        We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.spplus.com.

A copy of these codes of conduct and ethics will be provided to you without charge upon request to investor_relations@spplus.com.

Insider Trading Restrictions and Policy Against Hedging

        Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades in our securities by directors and executive officers are prohibited during certain prescribed black out periods and are required to be pre-cleared by appropriate SP Plus personnel. This policy prohibits directors and executive officers from engaging in "short" sales with respect to our securities or entering into derivative transactions including exchange traded put or call options, with respect to our securities or engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to our securities.

Swap Policies

        We adopted a swap policy in August 2013 which provides that we shall only enter into derivative instruments for the purpose of cash flow hedging through interest rate swap transactions, and we shall not enter into interest rate swaps for speculative purposes. This policy provides that we may rely on the so-called "end-user exception" created by Commodity Futures Trading Commission ("CFTC") and enter into uncleared swaps as opposed to cleared swaps. We recognize that there are certain risks associated with interest rate swap transactions that we will consider prior to entering into each transaction. Finally, we make every reasonable effort to comply with regulatory requirements imposed at the State and Federal level, including the Dodd-Frank Act and related CFTC regulations that define business conduct among participants in swap transactions.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

        Our Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. All directors serving on our Board at the time of our last annual meeting of stockholders attended the 2014 annual meeting of stockholders. During 2014 our Board held eight meetings, two of which were held by teleconference. Directors who served during 2014 attended 100% of our Board meetings, except Messrs. Ward, Warshauer and Woodward who each missed one meeting.

Committees of the Board

        In 2014 our Board had four standing committees to facilitate and assist our Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating & Corporate Governance Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.spplus.com.

  Audit Committee

        The Audit Committee has four members: Charles L. Biggs, Karen M. Garrison, Paul Halpern and Robert S. Roath, who serves as Chair. Our Board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Biggs, Halpern and Roath each qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. We limit the number of public-company audit committees on which any Audit Committee member may serve to three. Ms. Garrison serves on the audit committee of Tenet Healthcare. Our Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

        The Audit Committee's primary duties and responsibilities are to:

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  meet with our independent registered public accounting firm to review the results of the annual audit and to discuss our financial statements, including the independent registered public accounting firm's judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management's report with respect to internal control over financial reporting;

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  meet with our independent registered public accounting firm to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;

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  recommend to our Board the independent registered public accounting firm to be retained by us;

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  oversee the independence of the independent registered public accounting firm;

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  evaluate the independent registered public accounting firm's performance;

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  review and approve the fees of the independent registered public accounting firm;

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  receive and consider the independent registered public accounting firm's comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs;

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  approve the Audit Committee Report for inclusion in our proxy statement;

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  approve audit and non-audit services provided to us by our independent registered public accounting firm;

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  consider conflicts of interest and review all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds;

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  meet with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to our company; and

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  review and approve our policies and decisions about using and entering into swaps.

        A complete description of the Audit Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.

        The Audit Committee held seven meetings in 2014, five of which were held by teleconference. Directors who served on the Audit Committee during 2014 attended 100% of the meetings held during their tenure.

  Compensation Committee

        The Compensation Committee consists of three directors: Karen M. Garrison, Robert S. Roath, who serves as Chair, and Jonathan P. Ward. Our Board has determined that all members of this committee are independent. The Compensation Committee's primary duties and responsibilities are to:

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  review and discuss with management the Compensation Discussion and Analysis section of the proxy statement;

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  assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance, and provides competitive total compensation opportunities at a reasonable cost;

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  act on behalf of our Board in setting executive compensation policy, administer compensation plans approved by our Board and stockholders, and make decisions or develop recommendations for our Board with respect to the compensation of key executives;

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  review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

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  review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and determine the Chief Executive Officer's compensation level based on this evaluation; evaluate the Chief Executive Officer's and other key executives' compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the Chief Executive Officer or other executives in past years;

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  review compensation policies and practices applicable to all employees as they relate to risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect;

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  approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation; and

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  prepare a report to be included in our proxy statement and provide other regular reports to our Board.

        A complete description of the Compensation Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.

        The Compensation Committee held six meetings in 2014, three of which were held by teleconference. Directors who served on the Compensation Committee during 2014 attended 100% of the meetings held during their tenure.

        Compensation Committee Interlocks and Insider Participation.    No member of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

  Executive Committee

        The Executive Committee consists of three directors: Karen M. Garrison, Robert S. Roath and Mr. Wilhelm, who serves as Chair. Our Board has determined that all members of this committee are independent, except for Mr. Wilhelm. The Executive Committee's primary duties and responsibilities include:

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  exercising some or all powers of our Board between regularly scheduled meetings;

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  conducting the evaluation of the performance of the Chief Executive Officer, reviewing his compensation and making recommendations regarding changes in compensation to the Compensation Committee;

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  serving as a sounding board for management on emerging issues, problems and initiatives; and

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  reporting to our Board at the Board's next meeting on any official actions it has taken.

        Notwithstanding the foregoing, the Executive Committee does not have the powers of our Board for:

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  those matters which are expressly delegated to another committee of our Board;

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  matters which, under the General Corporation Law of Delaware ("DGCL"), our Certificate of Incorporation (the "Certificate") or By-Laws cannot be delegated by our Board to a committee;

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  approving or adopting, or commending to the stockholders, any action or matter expressly required by the DGCL or the Certificate to be submitted to the stockholders;

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  adopting, amending or repealing any of our By-Laws;

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  electing officers or filling vacancies on our Board or any committee of our Board; and

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  declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by our Board), or such other powers as our Board may from time to time eliminate.

        A complete description of the Executive Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.

        The Executive Committee held four meetings in 2014, all of which were held by teleconference. Directors who served on the Executive Committee during 2014 attended 100% of the meetings held during their tenure.

  Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee consists of four directors: Charles L. Biggs, Karen M. Garrison, who serves as Chair, Robert S. Roath and Gordon H. Woodward. Our Board has determined that all members of this committee are independent. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee's primary duties and responsibilities are to:

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  have general responsibility for Board selection, including the identification of qualified candidates for Board membership, taking into account gender and age diversity as well as diversity of professional experience, education and other individual qualities and attributes that will contribute to Board heterogeneity;

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  recommend to our Board the directors to serve on each committee of our Board;

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  develop and recommend to our Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to our Board for its approval;

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  approve all director search firm engagement fees and terms; and

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  prepare a report to be included in our proxy statement and provide reports to our Board.

        A complete description of the Nominating & Corporate Governance Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.

        The Nominating & Corporate Governance Committee held five meetings in 2014, all of which were held in person. Each of the directors who served on the Nominating & Corporate Governance Committee during 2014 attended 100% of the meetings held during their tenure, except Mr. Biggs who missed one meeting.

EXECUTIVE OFFICERS

        The table below sets forth certain information as of March 1, 2015 regarding our executive officers that are not identified in the table under "Board and Corporate Governance Matters—Nominees for Director."

Name	Age	Position
William H. Bodenhamer Jr.	62	Executive Vice President—Hospitality Division
Hector O. Chevalier.	51	Executive Vice President of Operations
Keith B. Evans	47	Executive Vice President—Operations Support and Technology
Thomas L. Hagerman	54	Executive Vice President; Chief Business Development Officer
Vance C. Johnston	45	Executive Vice President; Chief Financial Officer; Treasurer
Gerard M. Klaisle	61	Executive Vice President; Chief Administrative Officer
John Ricchiuto	58	Executive Vice President of Operations
Robert N. Sacks	62	Executive Vice President; General Counsel; Secretary
Robert Toy	58	Executive Vice President of Operations
Steven A. Warshauer	60	Executive Vice President of Operations

        William H. Bodenhamer Jr. has served as Executive Vice President—Hospitality Division since October 2012 in connection with the Central Merger. Mr. Bodenhamer is also the president and chief executive officer of USA Parking System, Inc., our subsidiary that provides valet management services to luxury hotels and resorts, since December 1980. Prior to joining our company, Mr. Bodenhamer served as executive vice president of Central Parking Corporation from October 2001 to October 2012. Mr. Bodenhamer serves on numerous committees and boards in various roles, including the American Automobile Association, Auto Club Group, chairman of Public and Governmental Affairs & Marketing Committee, and the Fort Lauderdale Downtown Development Authority. Mr. Bodenhamer attended East Carolina University from 1970 to 1974 where he served as the president of the student body and as a member of board of trustees from 2003 to 2011.

        Hector O. Chevalier has served as Executive Vice President of Operations since July 2014. He served as our Senior Vice President for the greater New York metropolitan area from October 2012 following the Central Merger through June 2014. Prior to joining our company, he worked for Central Parking in a variety of capacities beginning in November 1997, including regional manager from December 2003 to October 2005, regional vice president from October 2005 to August 2007 and then as senior vice president for the greater New York Metropolitan Area beginning in August 2007. Mr. Chevalier began working in the parking business as a parking attendant with Kinney Systems Inc., eventually becoming regional vice president until Central Parking acquired the parent company of Kinney Systems in November 1997. Mr. Chevalier earned his degree in Military Leadership, Strategy and Law at Academia Militar 2 de Marzo in the Dominican Republic in 1986.

        Keith B. Evans has served as our Executive Vice President—Operations Support and Technology since October 2014. From January 2013 through September 2014, Mr. Evans served as our Executive Vice President—Strategy and Process. He also served as Senior Vice President Strategy, Technology and Information from September 2003 through December 2012. From September 2001 through August 2003, Mr. Evans served as a Vice President in our Finance Department. Mr. Evans received his B.A. degree from Stanford University in 1989 and his MBA from the Kellogg Graduate School of Management in 1994.

        Thomas L. Hagerman has served as Executive Vice President and Chief Business Development Officer since October 2012. He served as Executive Vice President and Chief Operating Officer from October 2007 to October 2012. He also served as Executive Vice President of Operations from July 2004 through September 2007, and as a Senior Vice President from March 1998 through June 2004. In addition, Mr. Hagerman serves on the board of directors of The Ronald McDonald House of Central Ohio. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

        Vance C. Johnston has served as Executive Vice President, Chief Financial Officer and Treasurer since March 2014. Prior to joining our company, Mr. Johnston held various positions with Furniture Brands International, Inc. since May 2010, including chief financial officer from May 2012 to December 2013, and he was chief financial officer of Furniture Brands when it filed for protection under Chapter 11 of the bankruptcy code on September 9, 2012. Prior to Furniture Brands, he was chief financial officer for Miami Jewish Health Systems from March 2009 through March 2010, and vice president, corporate strategy at Royal Caribbean Cruises, Ltd. from December 2005 through August 2009. Mr. Johnston has also held various positions in strategy, finance and operations with OfficeMax, Inc. from 2002 to 2005 and Burger King Corp. from 2001 to 2002. He began his career at KPMG and is a Certified Public Accountant. Mr. Johnston holds an MBA degree from the University of Chicago's Booth School of Management.

        Gerard M. Klaisle has served as Executive Vice President since February 2010 and as Chief Administrative Officer since January 2015. He served as our Chief Human Resource Officer from February 2010 through December 2014 and Senior Vice President—Human Resources from April 2005 through January 2010. Prior to joining our company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.

        John Ricchiuto has served as Executive Vice President of Operations since December 2002. Mr. Ricchiuto joined SP Plus in 1980 as a management trainee. He served as Vice President—Airport Properties Central from 1993 until 1994, and as Senior Vice President—Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.

        Robert N. Sacks has served as Executive Vice President, General Counsel and Secretary since March 1998. Mr. Sacks joined SP Plus in 1988, and served as General Counsel and Secretary since 1988, as Vice President, Secretary, and General Counsel from 1989, and as Senior Vice President, Secretary and General Counsel from 1997 to March 1998. Mr. Sacks became a director of the USO of Illinois in 2012 and secretary in 2015. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.

        Robert Toy has served as Executive Vice President of Operations since October 2012 in connection with the Central Merger. Prior to joining our company, Mr. Toy served as senior vice president of field operations of Central Parking Corporation from 2010 to October 2015, and in other capacities since 1999. He began his career with Central as executive vice president of USA Parking System, Inc. Mr. Toy attended the University of Kentucky from 1974 to 1978 where he majored in Business Administration.

        Steven A. Warshauer has served as Executive Vice President of Operations since March 1998. Mr. Warshauer joined SP Plus in 1978, initially serving as Vice President, then becoming Senior Vice President. Mr. Warshauer received his B.S. degree from the University of Northern Colorado in 1976 with a major in Accounting.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

  Overview

        The Central Merger has enhanced our strategic positioning in our core services of parking management, ground transportation and other ancillary service offerings. We have been able to expand our service offerings to existing clients as well as new clients. For 2014 our focus was largely on completing the integration of the businesses (formerly Central and Standard Parking), which has resulted in a combined company that is uniquely well positioned to compete in the increasingly competitive and diversified facility management services industry. In 2013 we completed the process of implementing a new organization structure as well as harmonizing the compensation of key executives, so our management team participated in a single, consistent and straight-forward compensation program in 2014. We made key new hires in 2014 and implemented our succession plan. These important personnel moves include hiring Vance Johnston as Chief Financial Officer, announcing the retirement of Jim Wilhelm as Chief Executive Officer effective December 31, 2014 and his becoming Chairman of the Board effective January 1, 2015, as well as the elevation of Marc Baumann to Chief Executive Officer effective January 1, 2015.

        Our compensation program is designed to reward employees for producing sustainable growth for our stockholders and to attract, motivate and retain the top talent in the industry. Like most companies, we use a combination of fixed and variable compensation programs to help align the interests of our executives with our stockholders. This "pay-for-performance" philosophy forms the foundation of our Compensation Committee's decisions regarding compensation. Underlying these decisions is the Compensation Committee's belief that the labor market for the type of talent we require is limited, and that our executives are among the most capable and highest performing in the industry.

  Business Performance and Impact on Pay

        We are providing information regarding our business performance and the impact of such business performance upon pay actually realized by our Chief Executive Officer in order to enable our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

        2014 Business Performance.    As described above, the Central Merger was a transformational transaction that has had and will continue to have a significant impact on our business and represents a long-term strategic opportunity for us. In addition to completing the integration of Central into SP Plus Corporation in the fourth quarter of 2014, we delivered solid operating performance in line with both short- and long-term growth targets.

  •
  We achieved adjusted earnings per share of $0.86 as compared to $0.85 in 2013. (See the adjusted earnings per share reconciliation in Appendix A.)

  •
  We generated $37.4 million of adjusted free cash flow, which adjusts for non-routine structural repair costs. (See the adjusted free cash flow reconciliation in Appendix A.)

  •
  We grew our underlying same store location profit by 4%, secured more business in 2014 than in 2013, and retained 90% of our locations compared to 87% in 2013.

  •
  Our performance was reflected in elements of compensation earned or awarded to executives in 2014.

  •
  Our annual bonus plan primarily rewards year-over-year growth in Company Adjusted EBITDA, and the annual bonus awards paid an average of 47.8% of the target for our named executive officers.

  •
  Each named executive officer retained a significant amount of compensation tied to the performance of our stock, through restricted stock units grants made since 2008, and going forward, performance-vesting restricted shares (the "Performance Share Program").

        Reasonableness of Compensation.    After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation arrangements are reasonable and appropriate given our overall performance, market for talent and business strategy. In making this determination, the Compensation Committee considered many factors, including:

  •
  Management has led our company to excellent performance and in 2014 continued to play an instrumental role in completing the integration of Central into SP Plus Corporation, which effectively doubled the size and complexity of our company.

  •
  The Committee's most recent review of the competitiveness of our total compensation levels relative to the market, completed by Towers Watson in 2013, verified that our executive compensation is at or below our desired market positioning (i.e., median) for four out of our five named executive officers; one executive officer approximates the 75th percentile. (See additional detail below under the section "Compensation Study, Compensation Philosophy and Benchmarking".)

  •
  Under the newly introduced Performance Share Program, future equity awards will be earned by achieving free cash flow targets over a three-year performance period. This program is exclusively performance driven and is the primary vehicle for any new equity awards for existing executive officers. While the trading price of our stock is an important measure of our performance and a key focus of stockholders, many factors affect the price of our stock. Accordingly, our compensation program seeks to align executive pay in part to the stock performance, but to the financial performance of the business.

2014 Say on Pay Advisory Vote

        In 2014 our stockholders participated in the advisory vote on say-on-pay, and that vote was considered in evaluating the compensation programs of our executives. No changes were deemed necessary for our executive compensation programs because the vote itself, and stockholder engagement efforts that flowed from the vote, did not indicate any particular concerns with our executive pay policies and decisions. Holders of approximately 85.5% of our common stock voted in favor of our 2014 compensation to our named executive officers.

Role of the Compensation Committee

        Our Compensation Committee has administered our executive compensation program since this committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee's overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers. Our Compensation Committee has engaged Towers Watson as a consultant to assist it in addressing and discharging its duties and obligations. As required by the SEC, the Committee has determined Towers Watson has no conflicts of interest and is independent.

Role of Management

        Our Chief Executive Officer and Chief Human Resource Officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel, as well as from the Compensation Committee's compensation consultant. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chief Executive Officer himself. Our Board decides the compensation of our Chief Executive Officer.

Compensation Objectives

        Our overall compensation philosophy continues to be governed by three fundamental objectives: (1) attracting and retaining qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivating performance to achieve specific strategic and operating objectives of our company; and (3) aligning executives' interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary; an annual bonus opportunity in the form of the Management Incentive Compensation Program; long-term incentive compensation (in the form of the Performance Share Program, the Transaction Restricted Stock Unit Grants related to the Central Merger, and the legacy Career Restricted Stock Unit Grants); perquisites and personal benefits; severance protection for certain terminations of the named executive officers' employment; and other post-termination benefits payable upon retirement, death or disability.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives	Short Term / Annual
• Base Salary
• Annual Bonus / Management Incentive Compensation Program
• Perquisites and Personal Benefits
Long Term
• Performance Share Program
• Career Restricted Stock Unit Grants
• Transaction Restricted Stock Unit Grants
• Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
• Annual Bonus / Management Incentive Compensation Program
Long Term
• Performance Share Program
• Career Restricted Stock Unit Grants
• Transaction Restricted Stock Unit Grants
Align named executive officers' and stockholders' long-term interests	Long Term
• Performance Share Program
• Career Restricted Stock Unit Grants
• Transaction Restricted Stock Unit Grants

        The Compensation Committee reviews the executive compensation program and named executive officer compensation on an annual basis. The use and relative contribution of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each compensation element in supporting our financial and strategic objectives, after taking into consideration the recommendations of our Chief Executive Officer.

        As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on company performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with some amount of predictable pay that rewards the executive's continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

        Our annual bonus opportunity is primarily intended to motivate named executive officers' performance to achieve specific strategies and operating objectives, although we also believe annual bonuses help us attract and retain executives. Each named executive officer's annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period.

        Our recently adopted Performance Share Program described below, the Transaction Restricted Stock Unit Grants and the legacy Career Restricted Stock Unit Grants are primarily intended to align named executive officers' long-term interests with stockholders' long-term interests and motivate excellent business performance. In addition, these forms of compensation help us attract and retain executives. Career Restricted Stock Unit Grants were generally awarded once to each named executive officer and are designed to reward performance over a decade or longer. Transaction Restricted Stock Unit Grants were designed to reward the performance of our executives who were instrumental in the successful completion of the Central Merger.

Compensation Study, Compensation Philosophy and Benchmarking

        As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short- and long-term basis, at responsible levels that are consistent with our cost-conscious culture. At the same time, this committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

        In 2013 the Compensation Committee once again engaged Towers Watson as its independent consultant, and requested an executive benchmarking review of our executive pay practices relative to those of other companies. The compensation market study is typically updated bi-annually. The Towers Watson study concluded, among other things, as follows:

  •
  Our cash compensation (base and target bonus) is competitive with market norms for all but our CEO whose cash compensation, both target and actual, was at the 25th percentile. The remaining named executive officers fall between median and the 75th percentile.

  •
  Annualized long-term incentive compensation is generally below market median for all named executives except for one.

  •
  Total direct compensation levels (both actual and target) vary in competitiveness from individual to individual. Four out of five named executive officers, including our former CEO and CFO, are positioned at or below the 25th percentile, largely due to the lower annualized long term incentive values. One named executive was above the 75th percentile.

        Overall findings from the 2013 study were directionally consistent with those of prior years, and compensation decisions for 2014 were based on the findings from the 2013 Executive Compensation Study.

        We continue to use published survey data as a broad indicator of market performance, but we do not benchmark against specific companies through a "peer group" or within such surveys. We operate in a large and fragmented industry with no direct public competitors. Accordingly, we do not use data that are specific to any company within the surveys.

        Notwithstanding this practice, from time to time the Compensation Committee explores the possibility of creating a peer group of direct competitors. At the direction of the Compensation Committee, Towers Watson researched several possible competitors to attempt to constitute a peer group (e.g., based on industry screens, analyst reports, public filings, etc.). Ultimately, Towers Watson and the Compensation Committee concluded that, given the lack of direct public company competitors, survey benchmarking still provides the most robust and relevant market comparison.

        Accordingly, we use data from nationally recognized published surveys. These surveys represent a broad group of general industry companies and service industry companies. Specifically, the surveys used by Towers Watson in its evaluation of total direct compensation were the 2012 Towers Watson Data Services Top Management Survey, the 2012 Towers Watson CDB General

Industry Executive Study, and the Mercer 2012 Benchmark Database-Executive Compensation Survey. We believe that the aforementioned survey sample is appropriate because it provides a significant sample size, includes reasonably accurate executive position matches for benchmarking purposes, and includes companies from other industries from which we might potentially recruit.

        For compensation planning purposes, Towers Watson has recommended that the most reasonable approach is to evaluate our pay practices for senior executives against this survey data scoped to reflect companies with revenues of approximately $2.0 billion. While this is larger than our reported revenue, the revenue we manage for clients is more than double our reported revenue, and the corresponding infrastructure necessary to support the business model more closely resembles a company with more than $2.0 billion in revenue. Accordingly, taking these factors into consideration, Towers Watson recommended, and the Committee agreed, that we be compared to companies with revenues of $2.0 billion, about 50% of the revenue we manage for clients. Occasionally and where appropriate, Towers Watson will adjust position specific survey data to better match the actual responsibilities we assign to the position, through the use of market premiums or discounts. Given the information obtained from the current and previous compensation studies, the Compensation Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Compensation Committee does not believe in fixing compensation levels based only on market comparables. Rather, the Compensation Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. Our actual cash compensation practice is to target the market median when our company performance is in line with our financial goals.

        We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a "pay for performance" culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries may be adjusted to provide market-based increases, and our executives' true upside potential has been provided through bonuses, restricted stock units and stock-based award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our use of benchmark data during the base salary, annual bonus and long-term compensation review process.

Compensation Program Components

        Our compensation to the named executive officers consists primarily of the following elements: base salary; Management Incentive Compensation Program; compensation under our Long Term Incentive Plan, which includes the Performance Share Program, the Transaction Restricted Stock Unit Grants and the legacy Career Restricted Stock Unit Grants; perquisites and personal benefits; retirement benefits and deferred compensation opportunities; and severance and other benefits upon termination of employment or a change in control.

  Base Salary

        Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive's qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive's ability to impact short-term and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size.

  Management Incentive Compensation Program

        Our named executive officers participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

        The target bonuses, metrics, weightings, level of achievement and awards are reported in the tables set forth under "2014 Bonus Targets, Weighting, Metrics and Awards Tables."

  Long-Term Incentive Plan

        General.    In April 2013 our stockholders approved an increase of 800,000 shares available for issuance under our Long-Term Incentive Plan ("Plan"), and a total of 2,975,000 shares of common stock may now be issued pursuant to stock awards under our Plan. The Plan provides for the issuance of stock options, restricted stock, restricted stock units ("RSUs"), stock appreciation rights, dividend equivalents, other stock-based awards, performance awards and cash awards. In determining the number of any securities that may be granted to named executive officers, the Compensation Committee takes into account the individual's position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant.

        Performance Share Program.    In September 2014 the Compensation Committee authorized a performance-based incentive program under our Long-Term Incentive Plan ("2014 Performance Share Program"). The objective of this performance-based incentive program is to link compensation to business performance, encourage ownership of our common stock, retain executive talent, and reward executive performance. The 2014 Performance-Share Program provides participating executives with the opportunity to earn common stock if certain performance targets for adjusted pre-tax free cash flow are achieved over the cumulative three-year period of 2014 through 2016.

        The Compensation Committee intends that a new three-year performance period will start each year with its own cumulative performance goals, which will provide a new potential award to the plan participants every year. To the extent we attain our financial goals for any given three-year performance period, the participant will receive common stock. The cumulative adjusted pre-tax free cash flow ("FCF") goal for the 2014 through 2016 performance period is $178.2 million with 50% of the target award payable if the three-year FCF is between $153.0 million and $163.0 million, and a maximum award of 200% of target if FCF exceeds $203.0 million. For purposes of the Performance Share Plan, reported free cash flow for each performance period will be adjusted for any one-time expenses, benefits, cash payments or receipts made for acquisitions, joint ventures or other transactions; one-time expenses and benefits related to the sale or disposition of assets; legal costs for one-time, non-recurring items that are non-core; cash taxes paid; significant refinancing costs and expenses (e.g., credit agreement); and expenses, benefits and cash payments related to the Central Merger indemnity, including expenses or cash payments for structural repairs.

        The number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for four of our five named executive officers, which is $150,000 for Messrs. Baumann and Johnston (5,813 performance shares) and $100,000 (3,875 performance shares) for Messrs. Chevalier and Bodenhamer for the 2014 Performance Share Program. Mr. Wilhelm did not

receive a grant under the program since he would not have vested in the award due to his retirement.

        The Compensation Committee intends that another three-year performance period will start in 2015 and will be linked to a new FCF performance target for the cumulative three-year performance period of 2015 through 2017. This process should occur again in 2016 and succeeding years thereafter. The Board may choose to discontinue the plan or change the performance measures for any given performance period.

        Transaction Restricted Stock Unit Grants.    The Compensation Committee and our Board approved a one-time grant of 219,925 RSUs to mostly legacy Standard Parking members of our senior management team on October 4, 2012 in connection with the consummation of the Central Merger. The Transaction Restricted Stock Unit Grants were primarily designed to reward the performance of the individuals responsible for the successful completion of the Central Merger and to incentivize these same executives to ensure that the merged company creates the target stockholder value. The shares vest pro-rata over three-years beginning on October 4, 2013. There is no acceleration upon termination from employment and the recipients are subject to the same non-compete restrictions and limitation on sale after the restrictions lapse as with the Career Restricted Stock Unit Grants described below.

        Additionally, on September 24, 2013, the Compensation Committee and our Board approved a one-time grant of 68,044 RSUs to certain members of our senior management team who joined us in connection with the Central Merger and did not receive RSUs in October 2012. The RSUs were issued on December 3, 2013. These Transaction Restricted Stock Unit Grants were primarily designed to incentivize these former Central executives to ensure that the merged company creates the target stockholder value. All of the shares vest on December 3, 2018 after the completion of five years of service from the grant date. There is no acceleration upon termination from employment and the recipients are subject to the same non-compete restrictions and limitation on sale after the restrictions lapse as with the Career Restricted Stock Grants described below.

        Career Restricted Stock Unit Grants.    The Compensation Committee and our Board approved a grant of career restricted stock units to our senior management team on July 1, 2008. One of our basic compensation objectives is to align our executives' interests with the long- term interests of our stockholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in our company. Furthermore, our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

        The RSUs that were granted in 2008 are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at the time of retirement. Career Restricted Stock Unit Grants made since 2008 to new executive officers generally have cliff vesting five years from the grant date. Prior to the formal adoption of the Performance Share Program referenced above, we granted 21,595 RSUs to two named executive officers who were hired or promoted in 2014.

        In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable payment of the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by our Compensation Committee from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

        The award agreements each address the recipient's rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive's permanent disability or death.

        The award agreements prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to seek recoupment from the executive to recover the proceeds of any award shares previously sold by the executive.

  Perquisites and Personal Benefits

        In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer's base salary, we take the value of each named executive officer's perquisites and personal benefits into consideration.

        The perquisites and personal benefits paid to each named executive officer in 2014 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

  Retirement Benefits and Deferred Compensation Opportunities

        Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

        Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, as amended on January 25, 2012, which we refer to as a supplemental early retirement plan ("SERP"). This SERP provides him with an annual retirement benefit equal to $112,500 to begin on February 9, 2019, when he attains age 65, and to continue for a period of 15 years thereafter or, if earlier, until his death; provided, however, that our obligation to make such payments shall cease from and after the date, if any, on which Mr. Wilhelm acquires, pursuant to the provisions of his employment agreement, ownership of certain life insurance policies our company currently owns insuring Mr. Wilhelm's life. Pursuant to the terms of Mr. Wilhelm's employment agreement, we have agreed to pay the annual insurance premiums on such insurance policies until Mr. Wilhelm attains the age of 65 (and thereafter to the extent necessary to prevent the policies from lapsing, but only until Mr. Wilhelm attains the age of 80) and to continue to provide health insurance coverage for Mr. Wilhelm and his wife until he attains age 65. The current aggregate amount of the annual premiums on these policies is $32,592.

        Pursuant to the terms of Mr. Baumann's employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual retirement benefit equal to $150,000 for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $105,901. If Mr. Baumann's employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann's death or his attainment of age 65.

  Severance and Other Benefits Upon Termination of Employment or a Change in Control

        In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the "Potential Payments Upon Termination or Change-in-Control" section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our Compensation Committee has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

  Employment Agreements

        Historically, we have maintained employment agreements with all of our named executive officers. It is customary in our industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity because we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.) until 2007. Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

Determination of 2014 Compensation

  General

        The Committee reviews salaries on an annual basis and considers merit increases, which are generally effective April 1, for all executive officers. Modest salary increases of 2.7% were granted to the named executive officers in 2014. The annual bonus targets are fixed and there were no changes for 2014. The named executive officers, with the exception of Mr. Wilhelm, participated in the new Performance Share Program described in under the "Elements of Compensation" section.

  Compensation of Our Chief Executive Officer

        Mr. Wilhelm retired as our Chief Executive Officer effective December 31, 2014. Mr. Wilhelm's 2014 compensation was governed largely by his employment agreement with us. Mr. Wilhelm earned a base salary of $815,334 in fiscal 2014, an increase of $21,233, or 2.7%, from 2013. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $163,600 for 2014, a decrease of $13,500, or 7.6%, from 2013 as described in detail below under "2014 Bonus Targets, Weighting, Metrics and Awards Tables." Our liability for Mr. Wilhelm's SERP benefit increased by $20,132 during 2014, and our total liability under this SERP was $983,833 as of December 31, 2014. Other compensation, including perquisites, totaled $30,590.

  Compensation of Our Other Named Executive Officers

        All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective employment agreements. The base salary earned for each of these named executive officers for the year ended December 31, 2014 was as follows: Mr. Baumann—$560,540, Mr. Johnston—$314,458 (pro rata of $400,000 from his hire date, March 1, 2014), Mr. Bodenhamer—$473,183, and Mr. Chevalier $366,986. The salary increase percentages over 2013 were 2.7% for Mr. Baumann, 2.8% for Mr. Bodenhamer, and 2.7% for Mr. Chevalier.

  2014 Bonus Targets, Weighting, Metrics and Awards Tables

        Awards made to our named executive officers in 2014 under the Management Incentive Compensation Program were based on the weightings and metrics set forth in the table below:

					Actual Results
Name(1)	Metrics(2)	Weighting	Threshold Metrics($)	Target Metrics($)	Maximum Metrics($)	Actual Metrics
James A. Wilhelm	Adjusted Company EBITDA	100%	77,518,000	84,955,000	95,171,000	81,045,000
Chief Executive Officer
G Marc Baumann	Adjusted Company EBITDA	100%	77,518,000	84,955,000	95,171,000	81,045,000
President; Chief
Operating Officer
Vance C. Johnston	Adjusted Company EBITDA	100%	77,518,000	84,955,000	95,171,000	81,045,000
Chief Financial
Officer; EVP
Hector O. Chevalier	Adjusted Company EBITDA	50%	77,518,000	84,955,000	95,171,000	81,045,000
EVP—Operations(3)
	Adjusted Business Unit EBITDA	50%
William H. Bodenhamer	Adjusted Company EBITDA	50%	77,518,000	84,955,000	95,171,000	81,045,000
EVP—Operations(3)	Adjusted Business Unit EBITDA	50%

(1)
Positions as of 12/31/2014.

(2)
See the reconciliation to Company EBITDA in Appendix A.

(3)
The two Executive Vice Presidents—Operations are evaluated on Corporate EBITDA for 50% of the target award as shown above, but the remaining bonus opportunity is based solely on their relative ranking in year-over-year EBITDA growth in comparison to peer executives.

        Awards made to our named executive officers in 2014 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $80,198 to $163,600 as set forth in the table below:

Name	Base Salary ($)	Target Bonus ($)	Target Bonus (%)	Metrics(1)	Weighting (%)	Threshold Bonus ($)(3)	Maximum Bonus ($)	Actual Bonus ($)	Actual Bonus as % of Target (%)
James A. Wilhelm	821,600	400,000	48	Adjusted Company EBITDA	100	20,000	740,000	163,600	41
G Marc Baumann	564,850	250,000	44	Adjusted Company EBITDA	100	12,500	375,000	102,250	41
Vance C. Johnston	400,000	200,000	50	Adjusted Company EBITDA	100	10,000	300,000	81,800	41
Hector O. Chevalier	373,253	150,000	40	Adjusted Company EBITDA	100	3,750	225,000	113,758	76
William H. Bodenhamer	476,939	200,000	42	Adjusted Company EBITDA	100	5,000	300,000	80,198	40

(1)
See the reconciliation to Company EBITDA in Appendix A.

        The Compensation Committee believes that the Adjusted Company EBITDA measure for our Chief Executive Officer and the other named executive officers that participate in the program is the appropriate measure of performance at this time. This measure will likely evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events.

Determination of 2015 Compensation

        The target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

 2015 Salaries and Bonus Targets for Named Executive Officers(1)(2)

Name and Position(3)	2014 Annual Salary($)	2015 Annual Salary($)	2015 Salary Increase($)	2014 Target Bonus($)	2015 Target Bonus($)	2015 Total Target Cash Compensation ($)
G Marc Baumann	564,850	700,000	135,150	250,000	400,000	1,100,000
President; Chief
Executive Officer
Vance C. Johnston	400,000	400,000	0	200,000	200,000	600,000
Chief Financial
Officer; EVP
Hector O. Chevalier	373,253	373,253	0	150,000	150,000	523,253
EVP—Operations
William H. Bodenhamer	476,939	476,939	0	200,000	200,000	676,939
EVP—Operations

(1)
The increase to Mr. Baumann's compensation primarily related to his assumption of the duties of President and Chief Executive Officer effective January 1, 2015. Mr. Baumann's salary as President and Chief Executive Officer was benchmarked by Towers-Watson at between $720,000 (lower quartile) and $855,000 (market median) for a $2.0 billion company. Mr. Baumann's target bonus of $400,000 was determined based on the fixed target the Compensation Committee approved for Mr. Baumann's predecessor (Mr. Wilhelm), and also based on the aforementioned benchmarking exercise. The benchmarking exercise resulted in a target bonus of between 50% and 60% of the base salaries referenced above. There were no increases in base salaries or bonus targets for the other named executive officers. Mr. Wilhelm is not included in this table because he resigned effective December 31, 2014.

(2)
External salary data benchmarks are from the 2013 Executive Compensation Study as well as specific position evaluations conducted by Towers-Watson and presented to the Compensation Committee.

(3)
Positions as of 1/1/2015.

        We entered into an Amended and Restated Executive Employment Agreement with Mr. Baumann dated November 19, 2014, effective as of January 1, 2015. Mr. Baumann's salary is $700,000 per annum in 2015, and he will be eligible to participate in our annual bonus programs. The employment agreement also contains a non-compete provision.

        We will pay the premiums on certain insurance policies owned by Mr. Baumann until he reaches age 65 that will provide an annual cash benefit of $150,000 payable to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $105,901.

        As noted previously, the Compensation Committee authorized and adopted a performance-based incentive program under our Long-Term Incentive Plan. The number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for our five named executive officers, which is $400,000 for Mr. Baumann, $150,000 for Mr. Johnston, and $100,000 for Messrs. Chevalier and Bodenhamer for the 2015-2017 performance period.

Tax and Accounting Considerations

        We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee does take into consideration Section 162(m) in establishing compensation of our executives but considers other factors and business needs as well. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the

Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code.

Relationship between Compensation Plans and Risk

        The Committee has concluded that it is not reasonably likely that the risks arising from our compensation policies and practices would have a material adverse effect on the company. In reaching this conclusion, the Committee considered the following factors:

  •
  Our compensation program is designed to provide a mix of both fixed and variable incentive compensation with no one component of pay providing a disproportionate segment of the whole; and

  •
  Our compensation is balanced between a variety of different measures and both short-term and long-term incentives are designed to reward execution of our short-term and long-term corporate strategies.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing "Compensation Discussion and Analysis," and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee,
Robert S. Roath (Chair) Karen M. Garrison Jonathan P. Ward

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2014, 2013 and 2012 by our Principal Executive Officer (PEO), two persons who served as our Principal Financial Officer (PFO) and were among the five highest paid executive officers in 2014, and the two other highest paid executive officers other than the PEO and PFOs. These persons are referred to, collectively, as the "named executive officers."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension and NQDC Earnings ($)(4)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
James A Wilhelm	2014	815,534	—	—	—	163,600	20,132	30,590	(6)	1,029,656
Chief Executive	2013	794,101	—	—	—	177,100	19,357	24,591		1,015,149
Officer (PEO)(5)	2012	652,453	—	1,000,000	—	125,000	53,376	24,859		1,855,688
G Marc Baumann	2014	560,540	—	150,000	—	102,250	—	126,158	(8)	938,948
President; Chief	2013	550,021	—	—	—	110,688	—	117,233		777,942
Operating Officer(7)	2012	466,935	—	400,004	—	102,142	—	119,531		1,088,612
Vance C. Johnston	2014	314,458		350,000	—	81,800	—	132,494	(10)	878,752
Chief Financial Officer(9)
Hector O. Chevalier	2014	366,986	—	400,000	—	113,758	—	23,094	(11)	903,838
EVP—Operations
William H. Bodenhamer	2014	473,183	—	100,000	—	80,198	—	11,182	(12)	664,563
EVP—Operations

(1)
Principal positions on 12/31/2014.

(2)
The amounts for 2014 shown in column (e) are comprised of performance share awards with the exception of Mr. Johnston, who received a restricted stock unit grant upon employment as well as the performance shares, and Mr. Chevalier, who received a restricted stock unit grant upon his promotion in July 2014 in addition to the performance shares. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture). The performance shares were granted on September 30, 2014, and they may vest on December 31, 2016 upon the attainment of a three-year free cash flow target. These are not amounts paid to or realized by the named executive officers, and there can be no assurance that the amounts shown in this column will ever be realized by an executive officer.

(3)
The amounts for 2014 shown in column (g) reflect cash bonuses paid pursuant to our Management Incentive Compensation Program.

(4)
The amount for 2014 shown in column (h) for Mr. Wilhelm reflects the difference between our liability for his SERP benefits at the beginning and end of each respective year.

(5)
Mr. Wilhelm served as our President until March 2014 and as our Chief Executive Officer (PEO) through December 31, 2014. Mr. Wilhelm is no longer an executive officer, and he currently serves a director and Chairman of the Board.

(6)
The amount for 2014 shown in column (i) for Mr. Wilhelm reflects contributions made by us under our 401(k) plan in the amount of $7,800, $5,615 for group term life insurance, $5,700 in company-paid parking, $11,025 in club dues and $450 in airline clubs.

(7)
Mr. Baumann has served as our President since March 2014 and as Chief Executive Officer since January 1, 2015. Mr. Baumann served as Chief Financial Officer (PFO) until March 2014 and as Chief Operating Officer from March 2014 to December 31, 2014.

(8)
The amount for 2014 shown in column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $7,800, $2,657 for group term life insurance, $4,200 in company-paid parking, $5,100 attributable to a company-paid comprehensive physical exam, and $500 in airline clubs. Also included are payments in the amount of $105,901 made in 2014 for insurance policies on behalf of Mr. Baumann.

(9)
Mr. Johnston has served as an Executive Vice President, our Chief Financial Officer (PFO) and Treasurer since March 2014.

(10)
The amount for 2014 shown in column (i) for Mr. Johnston reflects $420 in contributions to a group term life insurance policy, $1,400 in company-paid parking, and $130,674 in taxable moving expense.

(11)
The amount for 2014 shown in column (i) for Mr. Chevalier reflects contributions made by us under our 401(k) plan in the amount of $7,800, $894 for group term life insurance, and $14,400 in car allowance.

(12)
The amount for 2014 shown in column (i) for Mr. Bodenhamer reflects contributions made by us under our 401(k) plan in the amount of $7,800 and $3,382 in contributions to a group term life insurance policy.

Grants of Plan-Based Awards for 2014

        The following table sets forth information regarding grants of restricted stock units and performance share grants to our named executive officers pursuant to our Long-Term Incentive Plan, including bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2014 and estimated future payouts under the Performance Share Program. These RSUs and performance shares represent the right, subject to the terms, conditions and vesting schedule of the respective plan agreements, to receive shares of our common stock.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James A. Wilhelm	1/1/2014		20,000	400,000	740,000	—	—	—	—	—
G Marc Baumann	1/1/2014		12,500	250,000	375,000
	9/30/2014					75,000	150,000	300,000
Vance C. Johnston	1/1/2014		10,000	200,000	300,000
	3/25/2014	(3)							7,518	200,000
	9/30/2014					75,000	150,000	300,000
Hector O. Chevalier	1/1/2014		7,500	150,000	225,000
	7/15/2014	(4)							14,077	300,000
	9/30/2014					50,000	100,000	200,000
William H. Bodenhamer	1/1/2014		10,000	200,000	300,000
	9/30/2014					50,000	100,000	200,000

(1)
The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program. See the "Compensation Discussion and Analysis" section for a discussion of timing of various pay decisions.

(2)
The performance shares, which were granted on September 30, 2014 and made effective as of January 1, 2014, will vest, if at all, at the completion of the 2014-2016 performance period depending on whether the performance targets are met. These share numbers represent the threshold, target and maximum performance share awards under the Performance Share Program for the 2014-2016 performance period. The threshold award is 50% of the target performance share award, and the maximum award is 200% of the target performance share award. The number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for named executive officers, the target of which is $150,000 for Messrs. Baumann and Johnston (5,813 performance shares) and $100,000 (3,875 shares) for Messrs. Chevalier and Bodenhamer under the 2014 Performance Share Program. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(3)
The RSUs granted to Mr. Johnston on March 25, 2014 will vest on March 25, 2019.

(4)
The RSUs granted to Mr. Chevalier on July 15, 2014 will vest on July 15, 2019.

(5)
Column (j) sets forth the grant date fair value of the RSUs and performance shares based on the closing price of our common stock on the grant date and computed in accordance with ASC 718. There can be no assurance that ASC 718 amounts shown in the table will ever be realized by the executive officer. Amounts for grants of performance shares are based on the target amount payable if the performance conditions are met.

Outstanding Equity Awards at Fiscal Year-End 2014

        The following table shows stock awards subject to certain restrictions and other contingencies outstanding on December 31, 2014, the last day of our fiscal year, for our named executive officers. No named executive officer held stock options as of December 31, 2014.

	Stock Awards
Name	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
James A. Wilhelm	—		—
G Marc Baumann	5,749	(1)	145,047
	42,000	(2)	1,059,660
				5,813	(6)	146,662
Vance C. Johnston	7,518	(3)	189,679
				5,813	(6)	146,662
Hector O. Chevalier	4,124	(4)	104,049
	14,077	(5)	355,163
				3,875	(6)	97,767
William H. Bodenhamer	28,029	(1)	707,171
				3,875	(6)	97,767

(1)
These RSUs will vest on 10/4/2015. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.23, the closing price per share of our common stock on December 31, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(2)
These RSUs will vest on 7/16/2015. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.23, the closing price per share of our common stock on December 31, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(3)
These RSUs will vest on 3/25/2019. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.23, the closing price per share of our common stock on December 31, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(4)
These RSUs will vest on 12/3/2018. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.23, the closing price per share of our common stock on December 31, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)
These RSUs will vest on 7/15/2019. The value of these RSUs is based on the product of the number of RSUs multiplied by $25.23, the closing price per share of our common stock on December 31, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

Option Exercises and Stock Vested During 2014

        The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of by each participating named executive officer during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
James A. Wilhelm(1)	—	—	28,748	725,312
G Marc Baumann(2)	—	—	5,750	126,040
Vance C. Johnston	—	—	—	—
Hector O. Chevalier	—	—	—	—
William H. Bodenhamer	—	—	—	—

(1)
14,374 of these RSUs vested on October 4, 2014, the second anniversary of their October 4, 2012 grant date. They are valued at $315,078, which equals the product of the number of vested shares multiplied by $21.92, the closing price of a share of our common stock on November 7, 2014, the date of transfer to Mr. Wilhelm. 14,374 of these RSUs vested on December 31, 2014, Mr. Wilhelm's retirement date. These RSUs are valued at $362,656 based on the product of the number of RSUs multiplied by $25.23, the closing price per share of our common stock on December 31, 2014. These RSUs will not be transferred to Mr. Wilhelm until October 4, 2015, or when any blackout period in effect on that date is lifted.

(2)
These RSUs vested in their entirety on October 4, 2014, the second anniversary of their October 4, 2012 grant date. These amounts equal the product of the number of vested shares multiplied by $21.92, the closing price of a share of our common stock on November 7, 2014, the date of transfer to Mr. Baumann.

Option Re-Pricing

        We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2014.

Pension Benefits

        The following table describes pension benefits to our participating named executive officers:

Executive	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James A. Wilhelm	Deferred Compensation Agreement	(1)	$983,833	—

(1)
The benefit provided under Mr. Wilhelm's SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions as described in the Compensation Discussion and Analysis under the section titled "Retirement Benefits and Deferred Compensation Opportunities." See "Payments to Mr. Wilhelm" below.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

        Our named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2014.

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)
(a)	(b)	(c)	(d)	(e)	(f)
James A. Wilhelm	97,042	7,150	3,492	—	534,479
G Marc Baumann	14,014	7,150	1,425	—	100,589
Vance C. Johnston	—	—	—	—	—
Hector O. Chevalier	19,403	7,150	561	—	26,246
William H. Bodenhamer	97,800	7,150	5,172	—	241,259

(1)
The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)
The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

Payments and Potential Payments on Termination or Change in Control

  Payments to Mr. Wilhelm

        Mr. Wilhelm resigned voluntarily without "good reason" (as defined in his employment agreement) effective as of December 31, 2014, as determined by the Compensation Committee, and therefore is entitled to an amount equal to his annual base salary in effect at the date of termination, $821,600, payable in equal monthly installments over a period of 18 months beginning on July 1, 2015, on which date the first six months of payments will be made retroactively.

        We own certain life insurance policies insuring the life of Mr. Wilhelm, and he has various rights with respect to these policies. Because Mr. Wilhelm voluntarily resigned as of December 31, 2014, he may elect either to have one hundred percent (100%) of our ownership interest in the life insurance policies assigned to him or to require us to maintain the policies, with the cost of such maintenance to be borne by us. As of March 1, 2015, Mr. Wilhelm has elected to require us to maintain the policies.

        Post-Employment Payments—The following table describes payments and benefits payable to Mr. Wilhelm, who voluntarily resigned as our Principal Executive Officer on December 31, 2014, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)
Compensation
Base salary	821,600	(1)
Target cash incentive	—
Restricted Stock Units—Accelerated(2)	—
Benefits and Perquisites
Health Benefits	—
Insurance funding	—
Total(3)	821,600

(1)
Payable as salary continuation over 18 months beginning on July 1, 2015, on which date the first six months of payments will be made retroactively.

(2)
Does not include 14,374 restricted stock units that vested on December 31, 2014, but which will not be transferred to Mr. Wilhelm until October 4, 2015.

(3)
Does not include payments to be made pursuant to Mr. Wilhelm's SERP, annual insurance premiums on certain life insurance policies our company currently owns insuring Mr. Wilhelm's life, or health insurance coverage for Mr. Wilhelm and his wife, all of which are currently being paid. See "Compensation Discussion & Analysis—Compensation Program Components—Retirement Benefits and Deferred Compensation Opportunities."

  Potential Payments to Other Named Executive Officers

        Each of our employment agreements with Messrs. Baumann, Johnston, Chevalier and Bodenhamer is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of death. If the employment of Messrs. Baumann, Johnston, Chevalier or Bodenhamer is terminated by reason of disability, we are obligated to pay the name executive officer or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Baumann, Johnston, Chevalier or Bodenhamer for cause or by reason of the executive's voluntary resignation not for good reason, we must pay the executive the sum of $50,000 over a 12-month period.

        If Messrs. Baumann, Johnston, Chevalier or Bodenhamer voluntarily resigns for "good reason" (as defined in the respective employment agreement) or upon our termination of their employment for any reason other than cause, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive's most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. With respect to Mr. Baumann, we will continue to pay the premiums on certain insurance policies he owns until the earlier of his death or his attainment of age 65.

        Messrs. Baumann, Johnston, Chevalier and Bodenhamer are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Baumann, currently our President and Chief Executive Officer, as if his employment terminated as of December 31, 2014, the last business day of the fiscal year, when he was serving as our President and Chief Operating Officer.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	1,129,700	(2)	1,129,700	(2)	50,000	(1)	1,129,700	(2)
Target cash incentive	—		500,000	(2)	500,000	(2)	—		500,000	(2)
Restricted Stock Units—Accelerated	—		—		—		—		1,351,369
Benefits and Perquisites
Health Benefits	—		25,872	(3)	25,872	(3)	—		25,872	(3)
Insurance funding	—		610,704	(4)	610,704	(4)	—		610,704	(4)
Total	50,000		2,266,276		2,266,276		50,000		3,617,645

(1)
Payable as salary continuation for 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)
Payable as salary continuation for 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)
Estimated cost of health insurance coverage continuation until October 1, 2016 computed at current premium.

(4)
Estimated cost of certain life insurance policy payments computed based on 2014 premiums.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Johnston, an Executive Vice President, as if his employment terminated as of December 31, 2014, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	800,000	(2)	800,000	(2)	50,000	(1)	800,000	(2)
Target cash incentive	—		400,000	(2)	400,000	(2)	—		400,000	(2)
Restricted Stock Units—Accelerated	—		—		—		—		336,341
Benefits and Perquisites
Health Benefits	—		22,176	(3)	22,176	(3)	—		22,176	(3)
Total	50,000	(1)	1,222,176		1,222,176		50,000		1,558,517

(1)
Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)
Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)
Estimated cost of health insurance coverage continuation for 18 months computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Chevalier, an Executive Vice President, as if his employment terminated as of December 31, 2014, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	746,506	(2)	746,506	(2)	50,000	(1)	746,506	(2)
Target cash incentive	—		300,000	(2)	300,000	(2)	—		300,000	(2)
Restricted Stock Units—Accelerated	—		—		—		—		556,977
Benefits and Perquisites
Health Benefits	—		7,392	(3)	7,392	(3)	—		7,392	(3)
Total	50,000	(1)	1,053,898		1,053,898		50,000		1,610,875

(1)
Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)
Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)
Estimated cost of health insurance coverage continuation for six months computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Bodenhamer, an Executive Vice President, as if his employment terminated as of December 31, 2014, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000	(1)	953,878	(2)	953,878	(2)	50,000	(1)	953,878	(2)
Target cash incentive	—		400,000	(2)	400,000	(2)	—		400,000	(2)
Restricted Stock Units—Accelerated	—		—		—		—		804,938
Benefits and Perquisites
Health Benefits	—		4,282	(3)	4,282	(3)	—		4,282	(3)
Total	50,000		1,358,160		1,358,160		50,000		2,163,098

(1)
Payable as salary continuation over 12 months, subject to compliance with covenant not to solicit.

(2)
Payable as salary continuation over 24 months, subject to compliance with covenant not to solicit.

(3)
Estimated cost of health insurance coverage continuation through September 30, 2015 computed at current premium.

DIRECTOR COMPENSATION

        The following table sets forth the compensation earned for services rendered to us for the fiscal year ending December 31, 2014 by our non-executive directors.

Director Compensation Disclosure Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Charles L. Biggs	83,250	65,000	—	—	148,250
Karen M. Garrison	89,875	65,000	—	—	154,875
Paul Halpern	60,000	65,000	—	—	125,000
Robert S. Roath	91,875	—	80,000	—	191,875
Jonathan P. Ward	58,125	65,000	—	—	123,125
Myron C. Warshauer	52,500	—	65,000	—	117,500
Gordon H. Woodward	56,250	65,000	—	—	112,500

(1)
Represents the aggregate grant date fair value computed in accordance with accounting rules. These awards are accrued but not issued.

(2)
Each share of phantom stock is the economic equivalent of one share of common stock. The shares of phantom stock become payable, in cash or common stock, at the election of the reporting person upon a qualifying distribution event.

        During 2014 all of the directors, except Mr. Wilhelm, received an annual retainer. For the quarter ended March 31, 2014, the annual retainers were $30,000 and $50,000 for the directors and the Chairman of the Board, respectively. Beginning on April 1, 2014, the annual retainers were $60,000 and $80,000 for the directors and the Chairman of the Board, respectively. Directors received pro rata portions of the annual retainers in cash. Accordingly, all of the directors, except Mr. Wilhelm, earned $52,500 and the Chairman of the Board earned $72,500 for 2014 Board services, payable in cash.

        Messrs. Biggs, Halpern, Ward, and Woodward and Ms. Garrison each received a fully vested stock grant of 2,565 shares of common stock on April 22, 2014 for their service as directors. Mr. Warshauer received a grant of 2,565 shares of phantom stock on April 22, 2014 for his service as a director. Mr. Roath received a grant of 3,946 shares of phantom stock on April 22, 2014 for his service as a director and Chairman of the Board.

        All of the directors, except Mr. Wilhelm, received $2,500 for each Board or committee meeting that he or she attended in the first quarter of 2014. Committee chairs were also paid the pro-rated portion of an additional sum: Audit Committee Chair—$20,000, Compensation Committee Chair—$10,000 and Nominating & Corporate Governance Committee Chair—$10,000.

        Beginning on April 1, 2014, we implemented a pro-rated flat fee program for committee membership: $10,000 for Audit Committee membership, $7,500 for Compensation Committee membership and $5,000 for Nominating & Corporate Governance Committee membership. Pro rated additional fees were paid to the Chairs of these committees: Audit Committee Chair—$20,000, Compensation Committee Chair—$12,500 and Nominating & Corporate Governance Committee Chair—$10,000.

 EQUITY COMPENSATION PLAN INFORMATION

        This table provides information about our common stock subject to equity compensation plans as of December 31, 2014:

Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Based Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securities holders	651,918	$0.06	500,202
Equity compensation plans not approved by securities holders	—	—	—

Total	651,918	$0.06	500,202

        If any stock award expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award reverts to and again becomes available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option for any reason is repurchased by us under an unvested share repurchase option provided under the Plan, the stock repurchased by us under such repurchase option will revert to and again become available for issuance under the Plan. The foregoing notwithstanding, subject to the adoption of the Plan Amendment, common stock that is withheld from an award to pay the exercise price with respect to such award or to pay a participant's tax obligations with respect to an award shall not again be available for issuance under the Plan.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

        The following is a summary of transactions during 2014, or currently proposed transactions, between our company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. The Audit Committee has approved each of the transactions with a related person described below.

        Myron C. Warshauer, one of our directors who is not standing for re-election, was our Chief Executive Officer until October 15, 2001, when his employment period terminated under our employment agreement with him dated as of March 30, 1998. This agreement, which was amended on July 7, 2003 and May 10, 2004, required us to pay Mr. Warshauer various post-employment benefits. In 2014 Mr. Warshauer received payments of $473,590, which included payments for health and dental insurance, office space and secretarial coverage. This agreement also restricted Mr. Warshauer from competing with us.

        In addition, we entered into a consulting agreement with Shoreline Enterprises, LLC, which is solely owned by Myron C. Warshauer, dated October 16, 2001, as amended on May 10, 2004. Pursuant to this agreement, Mr. Warshauer provided consulting services under the title of Vice Chairman (Emeritus), which title and role was not that of an officer, director, employee or agent of our company. We paid Shoreline $178,219 in 2014 under this arrangement.

        Both of these agreements terminated on December 5, 2014.

 SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 2, 2015, by:

  •
  each of the executive officers named in the "Summary Compensation Table" above;

  •
  each of our directors and nominees for director; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 2, 2015, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

        Percentage beneficially owned is based on 22,127,725 shares of common stock outstanding on March 2, 2015, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o SP Plus Corporation, 200 E Randolph Street, Suite 7700, Chicago Illinois 60601-7702.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of March 2, 2015	Percent Beneficially Owned (%)
			—	*
G Marc Baumann	54,343	(1)	—	*
William H. Bodenhamer	28,029	(2)	—	*
Hector O. Chevalier	18,201	(3)	—	*
Vance C. Johnston	7,518	(4)	—	*
Charles L. Biggs	45,817		—	*
Karen M. Garrison	42,567		—	*
Paul Halpern	5,161	(5)	—	*
Robert S. Roath	96,134	(6)	—	*
Wyman T. Roberts	—		—	*
Douglas R. Waggoner	—		—	*
Jonathan P. Ward	5,161		—	*
Myron C. Warshauer	13,846	(7)	—	*
James A. Wilhelm	102,848	(8)	—	*
Gordon H. Woodward	5,161	(9)	—	*
All directors and executive officers as a group (19 persons)	710,374	(10)	—	3.3

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 47,749 restricted stock units. Does not include the target of 5,813 unearned and unvested performance shares that are not deemed to be "beneficially owned" under SEC rules.

(2)
Comprised of 28,029 restricted stock units. Does not include the target of 3,875 unearned and unvested performance shares that are not deemed to be "beneficially owned" under SEC rules.

(3)
Comprised of 18,201 restricted stock units. Does not include the target of 3,875 unearned and unvested performance shares that are not deemed to be "beneficially owned" under SEC rules.

(4)
Comprised of 7,518 restricted stock units. Does not include the target of 5,813 unearned and unvested performance shares that are not deemed to be "beneficially owned" under SEC rules.

(5)
Pursuant to an agreement, Mr. Halpern intends to transfer his pecuniary interest in these shares to Versa Capital Management, L.P., but has retained all voting and dispositive power with respect to such shares. Mr. Halpern disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)
Does not include 8,021 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Roath, upon a qualifying distribution event.

(7)
Does not include 2,565 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Warshauer, upon a qualifying distribution event.

(8)
Includes 14,374 restricted stock units that vested on December 31, 2014 but will not be transferred to Mr. Wilhelm until October 4, 2015, or when any blackout period in effect on that date is lifted.

(9)
Pursuant to the terms of an Assignment and Transfer Agreement entered into on January 1, 2014, Mr. Woodward transferred his pecuniary interest in these shares to Kohlberg & Co., L.L.C., but has retained all voting and dispositive power with respect to such shares. Mr. Woodward disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)
Includes 331,114 restricted stock units issued to directors and executive officers as a group. Does not include the target of 46,501 unearned and unvested performance shares granted to directors and executive officers as a group that are not deemed to be "beneficially owned" under SEC rules.

Change in Control

        We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.

Beneficial Ownership of More than Five Percent of Common Stock

        The following table sets forth information regarding the beneficial ownership of our common stock as of February 18, 2015, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned (%)*
2929 CPC Holdco, LLC	1,341,251	(1)	6.1
2929 Arch Street, Suite 1650
Philadelphia, PA 19104
Janus Capital Management LLC	1,280,521	(2)	5.8
151 Detroit Street
Denver, Colorado 80206
Kohlberg CPC Rep, L.L.C.	3,613,167	(3)	16.3
111 Radio Circle
Mount Kisco, NY 10549
River Road Asset Management, LLC	1,472,933	(4)	6.7
462 S. 4th St., Ste 1600
Louisville, KY 40202
TimesSquare Capital Management, LLC	1,315,086	(5)	5.9
7 Times Square, 42nd Floor
New York, NY 10036
Wellington Management Company LLP	2,396,991	(6)	10.8
280 Congress Street
Boston, MA 02210

*
Percentages based on 22,127,725 shares of common stock outstanding on March 2, 2015.

(1)
Based solely on information obtained from a Schedule 13D filed by 2929 CPC Holdco, LLC with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in 2929 CPC Holdco, LLC's Schedule 13D.

(2)
Janus Capital Management LLC has a direct 96.8% ownership stake in INTECH Investment Management ("INTECH") and a direct 100% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G/A filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, "Managed Portfolios").

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 1,280,521 shares or 5.8% of the shares outstanding of SP Plus common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

  Based solely on information obtained from a Schedule 13G/A filed by Janus Capital Management LLC and Janus Venture Fund with the SEC on or about February 18, 2015. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A of Janus Capital Management LLC and Janus Venture Fund.

(3)
Based solely on information obtained from a Schedule 13D filed by Kohlberg CPC Rep, L.L.C. with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Kohlberg CPC Rep, L.L.C.'s Schedule 13D.

(4)
Based solely on information obtained from a Schedule 13G filed by River Road Asset Management, LLC on or about February 12, 2015. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in River Road Asset Management, LLC's Schedule 13G.

(5)
Based solely on information obtained from a Schedule 13G filed by TimesSquare Capital Management, LLC on or about February 11, 2015. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in TimesSquare Capital Management, LLC's Schedule 13G.

(6)
Based solely on information obtained from a Schedule 13G/A filed by Wellington Management Company LLP with the SEC on or about February 12, 2015. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Company LLP's Schedule 13G/A.

PROPOSAL NO. 2—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS

        As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and, we believe, to our stockholders. Also, beginning in 2011, under legislation that Congress enacted, our stockholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules of the SEC. At our 2014 annual meeting of stockholders, the affirmative vote of the holders of approximately 85.5% of the shares represented in person or by proxy and entitled to vote approved, by non-binding vote, the 2013 executive compensation of our named executive officers. In 2015 we are again seeking input from stockholders with this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the executive compensation disclosure rules of the SEC.

        The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in stockholder value. The Compensation Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.

        The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:

  •
  incentivizing our executives to perform with stockholders' interests in mind;

  •
  assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our company; and

  •
  balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.

        We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our stockholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. Our 2015 compensation programs are built on the same general and conservative principles that we have historically followed.

        With our core compensation principles in mind, the Compensation Committee took compensation actions in 2014 including the following:

  •
  establishing the Performance Share Program under which future equity awards will be earned by achieving established three-year free cash flow targets, making this program the primary vehicle for new equity awards for existing executive officers; and

  •
  placing more emphasis on variable pay (annual incentive) with respect to growth in executive compensation opportunity.

        Compensation actions like those described above evidence our philosophy of aligning executive compensation with our performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

        Our Board would like the support of our stockholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. This advisory vote on the compensation of our named executive officers allows our stockholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and stockholders' interests, we ask that our stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, for the reasons we discuss above, our Board recommends that stockholders vote in favor of the following resolution:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in the 2015 proxy statement."

        Although this advisory vote on the compensation of our named executive officers is not binding on us, as provided by law, our Board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of stockholder engagement, will take it into account when making future compensation decisions for our named executive officers.

OUR BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2,
THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At its meeting on March 3, 2015, the Audit Committee recommended the appointment of Ernst & Young LLP as the independent public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

        We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 3, THE RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT COMMITTEE DISCLOSURE

General

        The Audit Committee of our Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the assessment of our independent registered public accounting firm's qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. A complete description of the Audit Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.spplus.com.

Principal Accounting Fees and Services

        The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2014. The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2014 and December 31, 2013, the review of our interim consolidated financial statements for each quarter in the fiscal year 2014 and 2013 and for tax and all other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2014	2013
Audit Fees(1)	$1,600,000	$2,009,000
Audit-Related Fees	—	—
Tax Fees(2)	—	44,000
All Other Fees(3)	2,000	2,000

Total	$1,602,000	$2,055,000

(1)
Audit Fees include fees associated with the annual audit, including the audit of internal control, the reviews of our quarterly reports on Form 10-Q, audits of entities related to our consolidated financial statements and audit services provided in connection with other regulatory or statutory filings in which we have engaged Ernst & Young LLP.

(2)
Tax Fees include fees associated with tax compliance including preparation, review and filing of tax returns and assistance with tax audits and appeals.

(3)
All Other Fees include fees associated with products and services (on-line research tools) provided by Ernst & Young LLP.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services for our Independent Registered Public Accounting Firm

        Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, all audit services and permissible non-audit services or relationships between our company and our independent registered public accounting firm. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm, and has established a policy concerning the pre-approval of services performed by our independent registered public accounting firm. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with maintaining registered public accounting firm independence.

        We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2014 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP and affiliated entities. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communication with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2014. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

        In connection with the financial statements for the fiscal year ended December 31, 2014, our Audit Committee has been focused on several topics, including:

            (i)  overseeing our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent registered public accounting firm and our internal audit department;

            (ii)  reviewing and assessing our internal audit, controllership and finance functions;

           (iii)  reviewing our risk management efforts, including our insurance and our compliance program and related investigations;

          (iv)  discussing with Ernst & Young LLP and management accounting topics, proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;

           (v)  monitoring the processes by which our Chief Executive Officer, Chief Financial Officer and Corporate Controller certify the information contained in our quarterly and annual filings;

          (vi)  reviewing and approving our policy regarding the retention of an independent registered public accounting firm and considering and approving such retentions as appropriate;

          (vii)  reviewing our approach toward establishing reserves;

         (viii)  reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2014, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding "Communication with Audit Committees"; and

          (ix)  receiving and reviewing the written disclosures and the letter from Ernst & Young LLP, as required by the Public Company Accounting Oversight Board, regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP its independence from our company.

        As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent public accounting firm to serve for the 2015 fiscal year, and that the Board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE
Charles L. Biggs Karen M. Garrison Paul Halpern Robert S. Roath (Chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

        To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2014, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances:

  •
  Hector O. Chevalier had one late filing covering one transaction.

  •
  Vance C. Johnston had one late filing covering one transaction.

 INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) and "Report of the Compensation Committee will not be deemed incorporated, unless specifically provided otherwise in that other filing.

THE BOARD OF DIRECTORS

Chicago, April 2, 2015

SP PLUS CORPORATION

APPENDIX A
SP PLUS CORPORATION RECONCILIATIONS

RECONCILIATION OF NET INCOME ATTRIBUTED TO SP PLUS TO ADJUSTED NET INCOME
ATTRIBUTABLE TO SP PLUS AND ADJUSTED NET INCOME PER SHARE PER SHARE
(in thousands, except for share and per share data, unaudited)

	Twelve months ended
	December 31, 2014	December 31, 2013
Net income attributable to SP Plus, as reported	$23,098	$12,089
Add: Non-routine structural and other repairs, after tax	756	—
Add: Merger and integration related costs, after tax	4,954	6,826
Add: Parkmobile related, after tax	837	—
Subtract: Reversal of valuation allowances for deferred tax assets	(10,379)	—

Adjusted net income attributable to SP Plus	$19,266	$18,915
Net income per share, as reported
Basic	$1.05	$0.55
Diluted	$1.03	$0.54
Adjusted net income per share
Basic	$0.88	$0.86
Diluted	$0.86	$0.85
Weighted average shares outstanding
Basic	22,009,800	21,902,870
Diluted	22,407,343	22,249,584

 RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SP PLUS TO EBITDA AND
COMPANY ADJUSTED EBITDA
(in thousands, unaudited)

Twelve Months Ended
December 31, 2014
Net income attributable to SP Plus, as reported	$23,098
Add (subtract):
Income tax provision (benefit)	(197)
Interest expense, net	17,413
(Gain) on contribution of a business to an unconsolidated entity	(4,161)
Equity in losses from investment in unconsolidated entity	283
Depreciation and amortization expense	30,349

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$66,785
Add: Income attributable to noncontrolling interest	3,035
Add: Non-routine structural and other repairs	1,303
Add: Merger, integration and restatement costs	8,541
Add: Parkmobile related net costs	1,208
Add: Other, net	173

Company Adjusted EBITDA	$81,045

 SP PLUS CORPORATION
RECONCILIATION OF FREE CASH FLOW
(in thousands, unaudited)

Twelve Months Ended
December 31, 2014
Operating income	$39,471
Depreciation and amortization	30,349
Net (accretion) amortization of acquired lease contracts	(1,014)
Non-cash stock-based compensation	3,267
Income tax (paid), net	(1,254)
Income attributable to noncontrolling interest	(3,035)
Change in operating assets and liabilities	(4,389)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(15,865)

Operating cash flow	$47,530
Cash interest paid	(13,899)

Free cash flow(1)	$33,631
plus: Cash used for non-routine structural and other repairs	3,791

Adjusted free cash flow	$37,422

(1)
Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

Twelve Months Ended
December 31, 2014
Net cash provided by operating activities	$51,629
Net cash used in investing activities	(14,965)
Acquisitions	40
Distribution to noncontrolling interest	(2,911)
Effect of exchange rate changes on cash and cash equivalents	(162)

Free cash flow	$33,631

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.) YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet or Telephone - QUICK . . . EASY SP PLUS CORPORATION Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 20, 2015. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. . FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED . PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING: COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2015. NOTE: Please sign exactly as name appears hereon, indicating off icial position or representative capacity, if any. If shares are held jointly, both owners should sign. Please mark your votes like this X FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR ALL WITHHOLD AUTHORITY *EXCEPTIONS Nominees: 01 G Marc Baumann 04 Robert S. Roath 07 Jonathan P. Ward 02 Karen M. Garrison 05 Wyman T. Roberts 08 James A. Wilhelm 03 Paul Halpern 06 Douglas R. Waggoner 09 Gordon H. Woodward 1. Election of nine directors to serve until the 2016 annual meeting of SP Plus stockholders, and until the respective successor of each is duly elected and qualified. 2. To consider an advisory vote on compensation of our named executive officers. 3. To appoint Ernst & Young LLP as independent registered public accounting firm for fiscal 2015. To change your address, please mark this box. I plan to attend the Annual Meeting.

. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED . Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 21, 2015. This proxy statement and our 2014 Annual Report to Stockholders are available at http://www.cstproxy.com/spplus/2015. SP PLUS CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON APRIL 21, 2015 PROXY The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Deputy General Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, IL, on April 21, 2015, at 2:30 p.m., local time, and at any adjournments thereof, on all matters coming before said meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and proxy statement, both dated April 2, 2015, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” items 1, 2 and 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof. (Continued, and to be dated and signed, on the reverse side)